CPI Corp.

news for immediate release	FOR RELEASE	September 1, 2005

FOR FURTHER INFORMATION, CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS 1706 Washington Avenue		CITY St. Louis
STATE, ZIP	Missouri 63103	TELEPHONE	(314) 231-1575

CPI CORP. ANNOUNCES

2005 SECOND QUARTER RESULTS

•	Second quarter sales increase 13% compared to the same period last year

•	Second quarter loss per diluted share narrows to $0.38 compared to $1.14 for the same period last year

•	Digital conversion of U.S. studios substantially complete

•	902 studios now fully converted
•	645 converted as of end of second quarter

•	24 fully digital portrait studios opened to date in new Sears Essential stores (14 as of the end of the quarter)

St. Louis, MO, September 1, 2005 – CPI Corp. (NYSE – CPY) today reported a loss per diluted share of $0.38 for the 12-week second quarter ended July 23, 2005 which compares to a loss per diluted share of $1.14 for the comparable quarter of 2004. The net loss for the same period decreased to $3.0 million in 2005 from $9.1 million in 2004. The overall results for the second quarter of 2005 were impacted by the recording of other charges and impairments related principally to executive retirements while, as previously reported, 2004 second quarter results were also impacted by the recording of other charges and impairments and net losses from discontinued operations.

Net sales for the second quarter of 2005 increased $6.1 million, or approximately 13%, to $54.7 million from the $48.6 million reported in the second quarter of 2004. The comparability of the sales comparisons for the second quarter of 2005 versus 2004 was not significantly impacted by the opening of portrait studios in new Sears Essential stores during the quarter. Although there were 14 new studios operating inside Sears Essential stores as of the quarter end, substantially all of them were opened between late May and late July. Based on the latest available information, the Company currently expects to have a total of 32 new studios operating in Sears Essential and/or Sears Grand stores by the end of fiscal 2005.

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The increase in second quarter sales is due principally to an increase in average sale per customer sitting of approximately 20%, offset only partially by a 7% decline in overall sittings versus the same period last year. Significantly, sales for the quarter were positively impacted by $2.1 million due to a reduced backlog of portraits in process or pending delivery to customers at the end of the second quarter. This reduction in backlog is primarily attributable to the increasing number of digital studios which, due to their faster processing and quicker turnaround to customers, both through central and on-site fulfillment, have lower levels of undelivered portraits. The impact of the reduction in backlog discussed above is also reflected in the reported decline in sittings which would be significantly greater than 7% absent the material change in backlog. The Company attributes the sittings decline to a number of internal and external factors. Significantly, the Company’s marketing program has undergone extensive change designed to simplify pricing, eliminate most coupons, and prepare the way for a significant repositioning of the Sears Portrait Studio brand in conjunction with completion of the digital rollout. At the same time, as preparation for the relaunch of the brand, the Company has broadly tested various offer changes to reflect the differentiated value proposition offered by its digital studios. While having a positive impact on both the average sale and total sales, these offer changes have resulted in the loss of more price-sensitive customers to lower priced competitors. In addition, the Company believes that the continuing proliferation of amateur digital photography may be reducing portrait activity overall, especially during periods such as the Company’s second quarter, which are marked by the absence of significant holidays.

Preliminary net sales for the first five weeks of the third quarter ended August 27, 2005 represent an approximate 6% increase over the comparable period ended August 28, 2004. This net increase is the result of a 36% increase in average sale partially offset by a 22% decline in customer sittings.

Losses from operations for the second quarter of 2005 were $4.8 million compared to $8.4 million in the comparable quarter of the prior year. The $3.6 million decrease in losses from operations is primarily the result of a $6.1 million increase in sales and a $2.4 million decrease in other charges and impairments partially offset by a $1.2 million increase in cost of sales, a $2.6 million increase in selling, general and administrative expenses and a $1.1 million increase in depreciation and amortization.

The increase in cost of sales resulted significantly from continuing start-up costs and inefficiencies (both in-studio and central lab) in connection with the ongoing digital conversion, including waste associated with the operation of onsite printers in the digital studios, higher overall print media costs associated with onsite-fulfilled product, and inefficiencies related to the transition from a film-based to a central digital manufacturing system. In addition, the decrease in the backlog discussed above added approximately $300,000 to cost of sales in the second quarter of 2005. The increase is also due in part to increased sales of specialty portrait products. These increases were partially offset by declines in film purchases and associated shipping costs due to the digital conversion and lower costs resulting from reduced production of traditional portrait sheets. Both periods were significantly affected by workers’ compensation costs.

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Selling, general and administrative costs increased primarily as a result of increases in studio employment costs totaling $2.2 million, including $529,000 of additional costs related to the reduction in the backlog, sales commissions paid to Sears resulting from higher sales ($884,000), travel and training costs related to the digital conversion of studios ($425,000) and restricted stock amortization related to employee grants ($227,000). These increases were partially offset by lower corporate employment costs resulting from previous staff reductions ($514,000) , reduced employee medical insurance costs driven principally by plan design changes made at the beginning of 2005 and reduced participation ($733,000) and reduced supplemental executive retirement benefit costs resulting from changes to the underlying funding mechanisms and a reduction in the number of participants through early, discounted lump sum settlements ($312,000).

The increase in studio employment costs resulted from the Company’s ongoing initiative to restore studio coverage and training hours that had been reduced substantially beginning in the second half of 2003 and continuing through the middle of last year’s second quarter in response to then-declining sales trends. Studio labor also reflects increased labor and training investments in connection with the start-up operations of the Company’s digital studios. Studio employment cost comparisons to the prior year improved through the end of the quarter both due to increasingly easier comparisons as well as the impact of various initiatives launched late in the first quarter of 2005 to improve labor scheduling and productivity.

The increase in depreciation and amortization is principally attributable to significant investments that have been made in connection both with a studio-wide hardware and printer upgrade in 2004 as well as the ongoing digital conversion.

# # # # # #

A conference call and audio webcast are scheduled for Friday, September 2, 2005 at 10:00 a.m. central time to discuss the second quarter fiscal 2005 financial results and provide a Company update. To participate in the call, please dial 888-260-4537 or 706-634-1012 at least 5 minutes before start time.

The webcast can be accessed on the Company’s own site at www.cpicorp.com as well as www.fulldisclosure.com. To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above web sites as well as by dialing 706-645-9291 or 800-642-1687 and providing confirmation code 9114177. The replay will be available through September 9, 2005 by phone and for 30 days on the Internet.

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CPI is a portrait photography company offering photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. The Company also operates searsphotos.com, an on-line photofinishing service as well as the vehicle for the Company’s customers to archive, share portraits via email and order additional portraits and products.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: customer demand for our products and services, the Company’s ability to obtain financing when needed under reasonable terms, the overall level of economic activity in our major markets, competitors' actions, manufacturing interruptions, dependence on certain suppliers, changes in our relationship with Sears and the condition and strategic planning of Sears and the impact of the Kmart/Sears merger, fluctuations in operating results, the ultimate impact of the Prints Plus bankruptcy, the attraction and retention of qualified personnel, unforeseen difficulties arising from installation and operation of new equipment in our portrait studios, the Company’s conversion to a full digital format and other risks as may be described in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended February 5, 2005. The Company does not undertake any obligation to update any of these forward-looking statements.

Tables to follow...

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CPI CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($’s In thousands except per share amounts)
(Unaudited)

	12 Weeks	Vs	12 Weeks	24 Weeks	Vs	24 Weeks
	July 23, 2005		July 24, 2004	July 23, 2005		July 24, 2004

Net sales	$54,724		$48,621	$110,528		$103,546

Cost and expenses:
Cost of sales (exclusive of depreciation and
amortization shown below)	7,880		6,670	15,345		14,362
Selling, general and administrative expenses	45,178		42,561	92,309		88,238
Depreciation and amortization	4,776		3,679	9,049		7,540
Other charges and impairments	1,467		3,941	1,576		13,504

	59,301		56,851	118,279		123,644

Loss from continuing operations	(4,577)		(8,230)	(7,751)		(20,098)

Interest expense	409		532	860		1,131

Interest income	145		269	320		550

Other income, net	37		105	209		150

Loss from continuing operations before
income tax benefit	(4,804)		(8,388)	(8,082)		(20,529)

Income tax benefit	1,787		1,869	3,007		6,361

Net loss from continuing operations	(3,017)		(6,519)	(5,075)		(14,168)

Net loss from discontinued operations,
net of income tax benefit	—		(2,588)	—		(3,737)

Net loss	($3,017)		($9,107)	($5,075)		($17,905)

Net loss per common share - diluted
From continuing operations	($0.38)		($0.82)	($0.65)		($1.76)
From discontinued operations	—		(0.32)	—		(0.46)

Net loss - diluted	($0.38)		($1.14)	($0.65)		($2.22)

Net loss per common share - basic
From continuing operations	($0.38)		($0.82)	($0.65)		($1.76)
From discontinued operations	—		(0.32)	—		(0.46)

Net loss - basic	($0.38)		($1.14)	($0.65)		($2.22)

Weighted average number of common and
common equivalent shares outstanding:
Diluted	7,850		7,988	7,830		8,044

Basic	7,850		7,988	7,830		8,044

CPI Corp.

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CPI CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
JULY 23, 2005 AND JULY 24, 2004
($’s In thousands)
(Unaudited)

	JULY 23, 2005	JULY 24, 2004
Assets

Current assets:
Cash and cash equivalents	$14,824	$14,826
Other current assets	33,313	42,006
Net property and equipment	46,013	44,246
Other assets	21,608	30,706

Total assets	$115,758	$131,784

Liabilities and stockholders' equity

Current liabilities	$67,987	$65,618
Long-term obligations	8,486	17,030
Other liabilities	22,359	22,556
Stockholders' equity	16,926	26,580

Total liabilities and stockholders'
equity	$115,758	$131,784

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CPI Corp.

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CPI CORP.
ADDITIONAL CONSOLIDATED OPERATING INFORMATION
($’s in thousands)
(Unaudited)

	12 Weeks	Vs	12 Weeks	24 Weeks	Vs	24 Weeks
	July 23, 2005		July 24, 2004	July 23, 2005		July 24, 2004

Capital expenditures	$7,535		$2,620	$13,735		$7,525

EBITDA is calculated as follows:
Net earnings (loss) from continuing operations	(3,017)		(6,519)	(5,075)		(14,168)
Income tax expense (benefit)	(1,787)		(1,869)	(3,007)		(6,361)
Interest expense	409		532	860		1,131
Depreciation and amortization	5,004		3,681	9,445		7,546
Other non-cash charges	15		2,224	234		4,578

EBITDA (1) & (5)	$624		$(1,951)	$2,457		$(7,274)

Adjusted EBITDA (2)	$2,091		$(213)	$4,033		$1,743

EBITDA margin (3)	1.14%		-4.01%	2.22%		-7.02%

Adjusted EBITDA margin (4)	3.82%		-0.44%	3.65%		1.68%

(1)	EBITDA represents net earnings from continuing operations in thousands of dollars before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company’s ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company’s results of operations. EBITDA is not necessarily comparable with similarly-titled measures for other companies.

(2)	Adjusted EBITDA is calculated as follows:

EBITDA	$624	$(1,951)	$2,457	$(7,274)
EBITDA adjustments:
Accruals related to accelerated vesting of
supplemental retirement plan benefits
and guaranteed bonuses for 2004	—	76	—	3,490
Impairment charges	254	—	254	983
Reserves for severance and related costs	75	1,147	209	3,183
Executive retirements/repositioning	1,099	—	1,099	—
Consent solicitation costs	—	—	—	846
Contract terminations and settlements	39	515	14	515

Adjusted EBITDA	$2,091	$(213)	$4,033	$1,743

(3)	EBITDA margin represents EBITDA, as defined in (2), stated as a percentage of sales.

(4)	Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

(5)	As required by the SEC’s Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:

	12 Weeks	Vs	12 Weeks	24 Weeks	Vs	24 Weeks
	July 23, 2005		July 24, 2004	July 23, 2005		July 24, 2004

EBITDA	$624		$(1,951)	$2,457		$(7,274)
Income tax benefit (expense)	1,787		1,869	3,007		6,361
Interest expense	(409)		(532)	(860)		(1,131)
Adjustments for items not requiring cash:
Deferred income taxes	(1,517)		186	(2,501)		(772)
Deferred revenues and related costs	(2,826)		(743)	(1,620)		(650)
Impairment reserve and related obligations
of preferred security interest	145		—	290		—
Other, net	107		195	648		4,046
Decrease (increase) in current assets	2,548		252	667		867
Increase (decrease) in current liabilities	741		(8,470)	(2,255)		(4,160)
Increase (decrease) in current income taxes	(362)		(2,215)	(592)		(5,575)

Cash flows from continuing operations	$838		$(11,409)	$(759)		$(8,288)

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